Exhibit 4.4

REPUBLIC BANCORP INC.

1998 STOCK OPTION PLAN

A. PURPOSE AND SCOPE

1. The purposes of this 1998 Stock Option Plan are to encourage stock ownership by key management employees of the Company and its Subsidiaries, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining key personnel through the grant of Options to purchase shares of the Company’s common stock.

2. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such Rule may be amended from time to time (“Rule 16b-3”) and shall be construed to so comply.

B. DEFINITIONS

Unless otherwise required by the context:

1. “Board” shall mean the Board of Directors of the Company.

2. “Committee” shall mean the Personnel, Nominating and Compensation Committee, which is appointed by the Board and which shall be composed of at least two members of the Board, each of whom is a “Non-Employee Director” as defined in Rule 16b-3. Unless the Board determines otherwise, the Committee shall be comprised solely of “outside” directors within the meaning of Code Section 162(m)(4)(C)(i).

3. “Company” shall be REPUBLIC BANCORP INC., a Michigan corporation.

4. “Code” shall mean the Internal Revenue Code of 1986, as amended.

5. “Disability” shall mean the inability of a Participant to perform the duties of his position for a continuous period of more than six months by reason of any medically determinable physical or mental impairment.

6. “Fair Market Value” shall be the closing price per share of Stock on the date in question in the over-the-counter market, as such price is reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there is no reported closing price for the Stock on the date in question, then the closing price on the last preceding date for which such quotation exists shall be determinative of fair market value.

7. “Incentive Stock Option” means an Option meeting the requirements and containing the limitations and restrictions set forth in Code Section 422.

8. “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

9. “Option” shall mean a right to purchase Stock granted pursuant to the Plan. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

10. “Option Price” shall mean the purchase price for Stock under an Option, as determined in Section F below.

11. “Participant” shall mean an employee of the Company, or of any Subsidiary of the Company, to whom an Option is granted under the Plan.

12. “Plan” shall mean this REPUBLIC BANCORP INC. 1998 Stock Option Plan.

13. “Stock” shall mean the common stock of the Company, $5.00 par value.

14. “Subsidiary” shall mean a subsidiary corporation of the Company, as defined in Code Sections 424(f) and 424(g).

15. “Ten-Percent Shareholder” means an individual who “owns” (as defined in Code Section 424) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary.

16. “Voluntary Management Stock Accumulation Program” means that program, administered by the Committee, under which employees identified by the Committee are authorized to purchase Stock at Fair Market Value, subject to restrictions as established by the Committee, and are granted tandem options to purchase Stock pursuant to this Plan.

C. STOCK TO BE OPTIONED

1. Subject to the provisions of Section L of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 1,000,000 shares. Such shares may be authorized but unissued shares of Stock of the Company or issued shares that were reacquired by the Company.

2. The maximum number of shares of Stock with respect to which Options may be granted during any fiscal year to any Participant shall not exceed 50,000 subject to adjustments noted in Section L, herein provided that such annual maximum shall not include tandem options issued under the Voluntary Management Stock Accumulation Program, which are subject to maximum limits established by the terms of that Program).

D. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall make all decisions with respect to participation in the Plan by employees of the Company and its Subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final. No member of the Committee shall be liable for any action or determination made by him in good faith. Each member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan.

E. ELIGIBILITY

The Committee may grant Options to any employee (including an employee who is a director) of the Company or its Subsidiaries. Options may be awarded by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants as the Committee shall determine. Options granted at different times need not contain similar provisions.

F. OPTION PRICE

The purchase price for Stock under each Option shall be one hundred percent (100%) of the Fair Market Value of the Stock on the date the Option is granted, but in no event less than the par value of the Stock. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to a Participant who, at the time such Incentive Stock Option is granted, is a TenPercent Shareholder, then the Option price per share of such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares covered by the Incentive Stock Option on the date the Incentive Stock Option is granted.

G. TERMS AND CONDITIONS OF OPTIONS

Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements in such form as the Committee shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions.

1. Condition of Employment. The Committee may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ, and to render services to, the Company or any of its Subsidiaries for a period of time (specified in the agreement) following the date the Option is granted. No such agreement shall impose upon the Company or any of its Subsidiaries, however, any obligation to employ the Participant for any period of time.

2. Types of Options. Options granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, or (c) a combination of the foregoing. The Option Agreement shall designate whether an Option is an Incentive Stock Option or a NonQualified Stock Option. Any Option which is designated as a NonQualified Stock Option shall not be treated by the Company or the Participant to whom the Option is granted as an Incentive Stock Option for federal income purposes.

3. Method of Exercise. To exercise an Option, a Participant (or in the case of an exercise after a Participant’s death, such Participant’s personal representative, heir or legatee, as the case may be) must take the following action:

(a) execute and deliver to the Company a written notice of exercise signed in writing by the person exercising the Option specifying the number of shares of Stock with respect to which the Option is being exercised;

(b) pay the aggregate Option Price in one of the alternate forms as set forth in Section G.4 below, and

(c) furnish appropriate documentation that the person or persons exercising the Option (if other than the Participant) has the right to exercise such Option.

As soon as practical after the exercise date, the Company will mail or deliver to or on behalf of the Participant (or any other person or persons exercising this Option under the Plan) a certificate or certificates representing the Stock acquired upon exercise of the Option. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except as noted in Section L, herein.

4. Payment Price. The aggregate Option Price shall be payable in one of the alternative forms specified below:

(a) Full payment in cash or check made payable to the Company’s order, or

(b) Full payment through a sale and remittance procedure pursuant to which the Participant (i) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the Stock to be purchased and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the Stock to be purchased and (ii) shall concurrently provide written directives to the Company to deliver the certificates for the Stock to be purchased directly to such brokerage firm in order to complete the sale transaction.

5. Number of Shares. Each Option agreement shall state the total number of shares of Stock to which it pertains, the exercise price for the shares covered by the Option, the time at which the Option vests and become exercisable, the Option’s scheduled expiration date, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6. Option Period and Limitations on Exercise of Options. The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option Agreement. The following additional conditions shall pertain to Options granted under this Plan:

(a) Except as to Options granted pursuant to the Voluntary Management Stock Accumulation Program, the right to purchase Stock pursuant to an Option Agreement shall become vested in accordance with the following schedule:

Percentage of Shares Covered By the Option Agreement	Time Elapsed Since Option Grant Date
0%	Less than 1 year
25%	1 but less than 2 years
50%	2 but less than 3 years
75%	3 but less than 4 years
100%	4 years or more

provided, that the Committee may vary or omit the above vesting requirements in its discretion.

(b) Options granted pursuant to the Voluntary Management Stock Accumulation Program shall first vest and become fully exercisable on the third anniversary of the Purchase Date (as defined under such Program), except as otherwise provided under the terms of such Program.

(c) All Option granted hereunder may be exercised, to the extent vested, in whole or in part, at any time during its term. No Option may be exercised after the expiration of ten (10) years from the date it is granted. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to a Participant who, at the time such Incentive Stock Option is granted, is a Ten-Percent Shareholder, then such Incentive Stock Option shall not be exercisable more than five (5) years from the date of grant and shall be subject to earlier termination as hereinafter provided. No Option may be exercised for a fractional share of Stock.

7. Limit on Fair Market Value of Incentive Stock Options. In any calendar year, no Participant may be granted an Incentive Stock Option hereunder to the extent that the aggregate Fair Market Value (such Fair Market value being determined as of the date of grant of the Option in question) of the Stock with respect to which Incentive Stock Options first become exercisable by the Participant during any calendar year (under all such plans of the Participant’s employer corporation, its parent, if any, and its Subsidiaries, if any) exceeds the sum of One Hundred Thousand Dollars ($100,000). For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted. Any Option granted under the Plan which is intended to be an Incentive Stock Option, but which exceeds the limitation set forth in this Section G.7, shall be a Non-Qualified Stock Option to the extent that a portion of the Option exceeds this limitation.

8. Option Modification. The Committee may amend, modify or terminate any outstanding Option held by a Participant, including substituting therefor another Option of the same or different type, changing the date of exercise or vesting and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines in its sole discretion that the action, taking into account any related action, would not materially and adversely affect the Participant.

H. TERMINATION OF EMPLOYMENT

Except as provided in this Section and in Section I below, if a Participant ceases to be employed by the Company or any of its Subsidiaries, his Options shall terminate immediately. If a Participant’s cessation of employment with the Company and its Subsidiaries is due to his retirement after attaining age 65 (or prior to age 65 with the consent of the Committee), the Participant may, at any time within three (3) months after such cessation of employment, exercise his Options to the extent that he was entitled to exercise them on the date of cessation of employment, but in no event shall any Option be exercisable more than ten (10) years from the date it was granted. If a Participant’s cessation of employment with the Company and its Subsidiaries is due to Disability, the Participant will have three (3) months after the date of termination of employment, but in no event after the stated expiration date of the Participant’s Options, to exercise Options that the Participant was entitled to exercise on the date the Participant’s employment terminated as a result of the Disability. The Committee may cancel an Option during the three (3) month periods referred to in this Section, if the Participant engaged in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company or any of its Subsidiaries. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company or a Subsidiary, whether a Disability exists and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive.

I. RIGHTS IN EVENT OF DEATH

If a Participant dies while employed by the Company or any of its Subsidiaries or within six (6) months after having retired after attaining age 65 or with the consent of the Company or any of its Subsidiaries, and without having fully exercised his Options, the personal representative, legatees or heirs, of his estate shall have the right to exercise such Options during the six (6) month period following the Participant’s date of death, to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted.

J. NO OBLIGATIONS TO EXERCISE OPTION

The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

K. NONASSIGNABILITY

Options shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant’s lifetime shall be exercisable only by such Participant.

L. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, and the price per share shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, all Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section I to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, to exercise such Participant’s Options in whole or in part, but only to the extent that such Options are otherwise exercisable under the terms of the Plan.

M. AMENDMENT AND TERMINATION

The Board, by resolution, may terminate, amend or revise the Plan with respect to any shares as to which Options have not been granted, provided, that no amendment without the approval of the stockholders of the Company shall be made if stockholder approval under Code Section 422 or Rule 16b-3 would be required. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten (10) years from the date the Plan was originally adopted by the Board. Termination of the Plan shall not affect any Option previously granted.

N. WITHHOLDING FOR TAXES

The Company shall, before any payment is made or a certificate for any Stock is delivered or any Stock is credited to any brokerage account, deduct or withhold from any payment under the Plan any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or his beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld. The Company may elect to deduct such taxes from any amounts payable then or any time thereafter in cash to the Participant and, in the Participant’s sole discretion, the payment of such taxes may be made from Stock previously held by such Participant. If the Participant disposes of Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under Code Sections 421 and 422, the Participant must give the Company written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

O. AGREEMENT AND REPRESENTATION OF EMPLOYEES

As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

P. RESERVATION OF SHARES OF STOCK

The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

Q. EFFECTIVE DATE OF PLAN

The Plan is effective on February 19, 1998. The Plan shall thereafter be submitted to the Company’s stockholders for approval and unless the Plan is approved by the affirmative votes of the holders of shares having a majority of the voting power of all shares represented at a meeting duly held in accordance with Michigan law within twelve (12) months after being approved by the Board, the Plan and all awards made under it shall be void and of no force and effect.

R. GOVERNING LAW

This Plan and the rights of all persons claiming hereunder shall be construed in accordance with the laws of the State of Michigan without giving effect to the conflicts of laws principles thereof, except to the extent that such laws are preempted by federal law.

FIRST AMENDMENT TO

REPUBLIC BANCORP, INC. 1998 STOCK OPTION PLAN

WHEREAS, REPUBLIC BANCORP INC., a Michigan corporation (the “Company”), has previously adopted the Republic Bancorp Inc. 1998 Stock Option Plan (the “Plan”);

WHEREAS pursuant to Article M of the Plan, the Company’s Board of Directors may amend the Plan; and

WHEREAS, the Company’s Board of Directors now desires to amend the Plan.

NOW, THEREFORE, IN CONSIDERATION of the premises and by resolution of the Company’s Board of Directors, the Plan is hereby amended as follows:

1. A new Section 9 of Article G shall be added to the Plan and shall read in its entirety as follows:

“9. Change in Control. In the event of any “Change in Control” (as defined below):

(a) the vesting period of all unvested and partially vested Options held by Participants who are then designated by the Committee as “senior management” personnel of the Company shall automatically be accelerated, and all such Options shall be exercisable in full immediately from and after the time of such Change in Control;

(b) if the employment of any Participant who is not at the time of such Change in Control designated by the Committee as “senior management” of the Company shall be terminated by the Company without cause within one (1) year following such Change in Control, then the vesting period of all unvested and partially vested Options held by such Participant shall automatically be accelerated, and all such Options shall be exercisable in full immediately upon, from and after the date of termination of employment.

For purposes of this Plan, a “Change in Control” occurs on the first day any one or more of the following occurs:

(A) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing (x) 40% or more of the combined voting power of all of the Company’s outstanding securities entitled to vote generally in the election of the Company’s directors, or (y) 40% or more of the combined shares of the Company’s capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving the Company;

(B) the consummation of any merger, consolidation, reorganization or share exchange involving the Company, unless the holders of the Company’s capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned the Company’s capital stock immediately before such transaction; or

(C) the consummation of any sale or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets to a person whose acquisition of 40% or more of the combined shares of the Company’s capital stock then outstanding would have caused a Change in Control under paragraph (A).”

2. Article I of the Plan is hereby amended by (a) changing the title of such Article to “RIGHTS IN EVENT OF DEATH OR CHANGE IN CONTROL,” (b) inserting the subheading “l. Death.” prior to the existing text of Article I, and (c) adding the following to the end of Article I:

“2. Change in Control. If the employment of a Participant is terminated by the Company within one (1) year following a “Change in Control’’ (as defined in Section G.9), the Participant’s Options, to the extent the same are exercisable upon the date of the termination of employment, shall be exercisable for a period of ninety (90) days following the date of the termination of the Participant’s employment; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted.”

The foregoing First Amendment was approved by the Company’s Board of Directors on July 16, 1999.

ATTEST

/s/ Dana M. Cluckey
Dana M. Cluckey, President

SECOND AMENDMENT TO

REPUBLIC BANCORP INC.

1998 STOCK OPTION PLAN

As authorized in Section M of the REPUBLIC BANCORP INC. 1998 STOCK OPTION PLAN (“Plan”), Republic Bancorp Inc. (“Company”) amends the Plan as described below:

1. Subsection 1 of Section C of the Plan is amended to read:

1. Subject to the provisions of Section L of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 2,375,000 shares, comprised of

(a) 1,375,000 shares (resulting from 1,000,000 shares authorized at the Plan’s inception, adjusted under Section L for subsequent stock splits and stock dividends) plus

(b) 1,000,000 additional shares authorized effective February 17, 2000.

Such shares may be authorized but unissued shares of Stock of the Company or issued shares reacquired by the Company.

2. Except as amended above, the Plan continues in full force and effect.

The foregoing Amendment was approved by the Company’s Board of Directors on February 17, 2000, and shall take effect as of that date upon approval of the Company’s stockholders.

ATTEST

/s/ Dana M. Cluckey
Dana M. Cluckey
President and Chief Executive Officer